                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            ROMAC INTERNATIONAL, INC.
               -------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                 ----------------------------------------------
                         (Title of Class of Securities)

                                   775835 10 1
                          ----------------------------
                                 (CUSIP Number)

                 Thomas M. Calcaterra, Romac International, Inc.
     120 West Hyde Park Place, Suite 200, Tampa, Florida 33606 (813)258-8855
     -----------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                     12/3/97
                                 --------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.






         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        [Continued on following page(s)]


                               Page 1 of 5 Pages

CUSIP NO. 775835 10 1                                          Page 2 of 5


==================================================================================================================
         Names of Reporting Person
    1    SS or IRS Identification Nos. of Above Person
         H.S. INVESTMENTS, INC.
------------------------------------------------------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group*
    2                                                                                                     (a) [ ]
                                                                                                          (b) [ ]
------------------------------------------------------------------------------------------------------------------
         SEC use only
    3

------------------------------------------------------------------------------------------------------------------
         Source of Funds*
    4
         OO
------------------------------------------------------------------------------------------------------------------
         Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
    5                                                                                                         [ ]

------------------------------------------------------------------------------------------------------------------
         Citizenship or Place of Organization
    6
         Nevada - USA
------------------------------------------------------------------------------------------------------------------
                                Sole voting power
                        7
                                1,623,316
Number of shares  ------------------------------------------------------------------------------------------------
  beneficially                  Shared voting power
 owned by each          8
reporting person                -0-
      with        ------------------------------------------------------------------------------------------------
                                Sole dispositive power
                        9
                                -0-
                  ------------------------------------------------------------------------------------------------
                                Shared dispositive power
                       10
                                -0-
------------------------------------------------------------------------------------------------------------------
         Aggregate Amount Beneficially Owned by Each Reporting Person
   11
                              1,623,316
------------------------------------------------------------------------------------------------------------------
         Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                                                              [ ]

------------------------------------------------------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
   13
         5.6%
------------------------------------------------------------------------------------------------------------------
         Type of Reporting Person*
   14
         CO
==================================================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 775835 10 1                                          Page 3 of 5


==================================================================================================================
         Names of Reporting Person
    1    SS or IRS Identification Nos. of Above Person
         HOWARD W. SUTTER
------------------------------------------------------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group*
    2                                                                                                     (a) [ ]
                                                                                                          (b) [ ]
------------------------------------------------------------------------------------------------------------------
         SEC use only
    3

------------------------------------------------------------------------------------------------------------------
         Source of Funds*
    4
         OO
------------------------------------------------------------------------------------------------------------------
         Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
    5                                                                                                         [ ]

------------------------------------------------------------------------------------------------------------------
         Citizenship or Place of Organization
    6
         USA
------------------------------------------------------------------------------------------------------------------
                                Sole voting power
                        7
                                -0-
Number of shares  ------------------------------------------------------------------------------------------------
  beneficially                  Shared voting power
 owned by each          8
reporting person                -0-
      with        ------------------------------------------------------------------------------------------------
                                Sole dispositive power
                        9
                                1,623,316
                  ------------------------------------------------------------------------------------------------
                                Shared dispositive power
                       10
                                -0-
------------------------------------------------------------------------------------------------------------------
         Aggregate Amount Beneficially Owned by Each Reporting Person
   11
                              1,623,316
------------------------------------------------------------------------------------------------------------------
         Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                                                              [ ]

------------------------------------------------------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
   13
         5.6%
------------------------------------------------------------------------------------------------------------------
         Type of Reporting Person*
   14
         IN
==================================================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No. 1 to Schedule 13D is being filed on behalf of H.S. Investments, Inc. and Howard W. Sutter relating to the common stock, par value $.01 (the "Common Stock") of Romac International, Inc., a Florida corporation (the "Issuer"). The terms defined in the original Schedule 13D shall have the same meaning when used herein. This Amendment is being filed pursuant to Rule 13d-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended. Only those items reported herein are amended. All other items remain unchanged.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         INFORMATION WITH RESPECT TO H.S. INVESTMENTS, INC.:

         Item 5.(a) See Items 11 and 13 of the applicable cover page. On October 17, 1997, the Issuer declared a 2 for 1 stock split, in the form of a stock dividend, resulting in an increase in the number of shares outstanding. On November 4, 1997, the Issuer sold 4,000,000 shares in an underwritten public offering. On December 3, 1997, the Issuer sold an additional 576,500 shares to cover the overallotment option in connection with the underwritten public offering. These two issuances resulted in a change in the Reporting Person's percentage interest of the Issuer.

         Item 5.(b) See Items 7, 8, 9 and 10 of the applicable cover page.

         INFORMATION WITH RESPECT TO HOWARD W. SUTTER:

         Item 5.(a) See Items 11 and 13 of the applicable cover page. On October 17, 1997, the Issuer declared a 2 for 1 stock split, in the form of a stock divdend, resulting in a change in the number of shares outstanding. On November 4, 1997, the Issuer sold 4,000,000 shares in an underwritten public offering. On December 3, 1997, the Issuer sold an additional 576,500 shares to cover the overallotment option in connection with the underwritten public offering. These two issuances resulted in a change in the Reporting Person's percentage interest of the Issuer.

         Item 5.(b) See Items 7, 8, 9 and 10 of the applicable cover page.




                                Page 4 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1998

                                    H.S. Investments, Inc.

                                    /s/  Howard W. Sutter
                                    --------------------------------------------
                                    By: Howard W. Sutter, President


Date: February 12, 1998

                                    /s/  Howard W. Sutter
                                    --------------------------------------------
                                    Howard W. Sutter


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).






                                Page 5 of 5 Pages